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                                                                    EXHIBIT 99.1

                               BELK PRESS RELEASE


Contact:
Steve Pernotto, Senior Vice President or
Darrell Williams, Communications Manager
Belk Stores Services, Inc., Charlotte, NC
(704) 357-1064

                                      For release Friday, April 17, 1998, 9 a.m.


              BELK SHAREHOLDERS APPROVE MERGER AND REORGANIZATION;
                      NAME OF NEW CORPORATION IS BELK, INC.


         CHARLOTTE, N.C., April 16, 1998 -- The shareholders of the 112 various Belk mercantile corporations have approved the merger and reorganization of their respective corporations into one corporation to be called Belk, Inc. The merger is expected to become effective on May 2, 1998.

         The Belk shareholders took the action at meetings held at Belk Stores Services, Inc. offices in Charlotte on April 15 and 16. Belk, Inc. will own and operate 225 Belk department stores located in 13 southeastern and Mid-Atlantic states, and will maintain headquarters in Charlotte.

         "We're delighted that the merger has been approved," said John M. Belk, who will serve as chairman of the board and chief executive officer of Belk, Inc. "This is a significant step for Belk stores that will strengthen our corporate structure and position us for continued growth and expansion for the long term. It's a positive change that will benefit all of our constituents, including shareholders, employees and customers."

         Belk said the merger will not affect the current operations or management structure of the company and will not change the names of existing Belk stores. He also reiterated that there are no plans to sell the company or take the company public.


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         "Belk stores have operated successfully in our markets for nearly 110 years, and we plan to continue providing customers with the same friendly service, quality merchandise and good value as we always have," said Belk. "Our former corporate setup served us well for many years, but it was outmoded and cumbersome. The merger will give us a more efficient, streamlined legal structure and greater corporate efficiencies that will help us remain strong and compete effectively in an increasingly competitive retail environment."

         Belk said the merger is expected to produce significant expense savings annually for the company through reduced taxes, improved cash management, and more cost-effective financing.

         Thomas M. Belk, Jr., H.W. McKay Belk and John R. Belk of Charlotte, sons of the late Thomas M. Belk and nephews of John M. Belk, will serve as presidents and directors of Belk, Inc. Other designated to serve on the initial Belk, Inc. board of directors were: Sarah Belk Gambrell, Charlotte, N.C., David Belk Cannon, Cramerton, N.C., J. Kirk Glenn, Jr., Winston- Salem, N.C., Karl G. Hudson, Jr., Raleigh, N.C., John A. Kuhne, Greenville, S.C., and B. Frank Matthews, II, Gastonia, N.C.

         Belk, Inc. is the largest privately owned department store organization in the Unite States.

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